Exhibit 10.1

CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT

This CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT, dated and effective as of July 18, 2013 (this “Agreement”), is by and between OCI Wyoming Holding Co., a Delaware corporation (the “Contributor”), and OCI Resources LP, a Delaware limited partnership (“OCI MLP”).

W I T N E S S E T H

WHEREAS, the Contributor holds a 50.49% general partner interest in OCI Wyoming, L.P., a Delaware limited partnership (“OCI Wyoming”); and

WHEREAS, the Contributor desires to transfer its 50.49% general partner interest in OCI Wyoming (the “Contributed Asset”) to OCI MLP in exchange for a 100% limited partner interest in OCI MLP;

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1.                                     Agreement for Contribution.  As of July 18, 2013, the Contributor transfers, assigns, conveys and delivers to OCI MLP all of its rights, title and interest in, to and under, and OCI MLP accepts and takes assignment from the Contributor of, the Contributed Asset as a capital contribution by the Contributor.

2.                                     Consideration. As consideration for the transfer of the Contributed Asset from the Contributor to OCI MLP, the Contributor shall receive a 100% limited partner interest in OCI MLP.

3.                                     Further Assurances. From time to time after the date of this Agreement, without the payment of any additional consideration, each party hereto shall execute all such instruments and take all such other actions as the other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all of the transactions contemplated by this Agreement.

4.                                     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

5.                                     Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

6.                                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

7.                                     Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

8.                                     Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by electronic means, such as facsimile or portable document format, shall be as effective as delivery of a manually executed counterpart of this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

OCI WYOMING HOLDING CO.

By:	/s/ Kirk H. Milling
Name: Kirk H. Milling
Title: Chief Executive Officer, President and Director

OCI RESOURCES LP

By: OCI Resource Partners LLC, its general partner

By:	/s/ Kirk H. Milling
Name: Kirk H. Milling
Title: Chief Executive Officer, President and Director